Exhibit 99.1

BOQI International Medical Raised $4.5 Million In A Private Placement of Senior Convertible Notes

NEW YORK, March 01, 2021 (GLOBE NEWSWIRE) -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) today announced that it closed a private placement of $5,400,00 of its senior convertible notes (the “Convertible Notes”) to two existing institutional investors (the “Investors”). The closing took place on February 26, 2021.

The Company and the Investors agreed to increase the amount of Convertible Notes that may be purchased under the Securities Purchase Agreement announced in May 2020 from $2,100,000 to $5,400,00 at an original issue discount of 16.67% ($4,500,000 net). The Convertible Notes are convertible at a base conversion price of $2.59 per share, subject to the previously agreed conversion floor price of $ $0.554 (or $0.372 with respect to the increased amount).  The Investors will also be entitled to receive warrants (the “Warrants”) to purchase 720,000 additional shares of the Company’s common stock at the exercise price of $2.845 per share. The conversion of $3.3 million of the newly issued Convertible Notes and the exercise of the newly issued Warrants are subject to required stockholder and regulatory approvals, and to a beneficial ownership limitation.

The Company intends to use the net proceeds of this offering for general corporate and working capital purposes.

FT Global Capital, Inc. acted as the exclusive placement agent for the offering. It also received a warrant to purchase up to 173,745 shares of common stock at an initial exercise price of $2.845 per share, subject to increase based on the number of shares of common stock issued pursuant to the Convertible Notes.

About BOQI International Medical Inc.

BOQI International Medical Inc. (NASDAQ: BIMI) was founded in 2006. In February 2019, the Board of Directors of the company was reorganized with a focus on the health industry. The Company is now exclusively a healthcare products provider, offering a broad range of healthcare products and related services. For more information about BOQI International Medical, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of the Coronavirus (COVID-19), the demand for the Company’s products and the Company’s customers’ economic condition, risk of operations in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

IR Contact:
Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: BIMI@dgipl.com